EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Lakes Entertainment, Inc.

Minnetonka, Minnesota

We consent to the incorporation by reference in the registration statements of Lakes Entertainment, Inc. on Form S-3 (File No. 333-186211) and on Forms S-8 (File Nos. 333-77247, 333-77249, 333-77591, 333-116674, 333-143985, 333-162259) of our report dated March 12, 2015, included in this Annual Report on Form 10-K, on the consolidated financial statements of Lakes Entertainment, Inc. and Subsidiaries as of December 28, 2014 and December 29, 2013, and for the three years ended December 28, 2014, December 29, 2013 and December 30, 2012, and on the effectiveness of internal control over financial reporting as of December 28, 2014.

/s/ Piercy Bowler Taylor & Kern

Piercy Bowler Taylor & Kern

Certified Public Accountants

Las Vegas, Nevada

March 12, 2015